UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2021

NortonLifeLock Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-17781	77-0181864
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 E. Rio Salado Parkway, Suite 1000 Tempe, AZ 85281
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 527-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	NLOK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

Supplemental Disclosures to Proxy Statement

As previously disclosed, on August 10, 2021, NortonLifeLock Inc., a Delaware corporation (the “Company”), issued an announcement (the “Rule 2.7 Announcement”) pursuant to Rule 2.7 of the UK City Code on Takeovers and Mergers, disclosing that the boards of directors of the Company and Avast plc, a company incorporated in England and Wales (“Avast”), had reached an agreement on the terms of a recommended combination of Avast with the Company in the form of a recommended offer by Nitro Bidco Limited (“Bidco”), a company incorporated in England and Wales and a wholly-owned subsidiary of the Company, for the entire issued and to be issued ordinary share capital of Avast (the “Merger”).

The Company called a special meeting of its stockholders to be held virtually via live webcast on November 4, 2021 at 9:00 a.m. Pacific Time (the “Special Meeting”) to vote on, among other things, a proposal to approve the issuance of shares of common stock, par value $0.01 per share, of the Company to shareholders of Avast in connection with the Merger (the “Share Issuance Proposal”), as required by NASDAQ Listing Rule 5635(a). The Company filed the definitive proxy statement (the “Proxy Statement”) relating to the Special Meeting with the Securities and Exchange Commission (the “SEC”) on October 4, 2021. On October 28, 2021, the Company published a prospectus, and Avast published a scheme circular, in connection with the Merger.

On October 8, 2021, October 12, 2021 and October 18, 2021, the Company received letters (collectively, the “Stockholder Letters”) on behalf of purported stockholders of the Company, in each case stating the stockholder’s belief that the Proxy Statement omits material information with respect to the Merger and demanding that the Company make additional and supplemental disclosures regarding the Merger prior to the Special Meeting. Additionally, six complaints have been filed by purported stockholders of the Company in connection with the Merger. The complaints were brought by the plaintiffs individually and are captioned (i) Johnson v. NortonLifeLock et al., Case No. 1:21-cv-05789 (E.D.N.Y.); (ii) Reinhardt v. NortonLifeLock et al., Case No. 2:21-cv-08232-JAK-K (C.D. Cal.); (iii) Jacobs v. NortonLifeLock et al., Case No. 1:21-cv-01472 (D. Del.); (iv) Zapo v. NortonLifeLock et al., Case No. 1:21-cv-08614 (S.D.N.Y.); (v) Kent v. NortonLifeLock et al., Case No. 1:21-cv-08708-PGG (S.D.N.Y.); and (vi) Shumacher v. NortonLifeLock et al., Case No. 2:21-cv-04741 (E.D. Pa.) (collectively, the “Merger Complaints”). The Merger Complaints also allege that the Proxy Statement omits material information with respect to the Merger. The plaintiffs in the Merger Complaints seek various remedies, including, among other things, injunctive relief to prevent the consummation of the Merger unless certain allegedly material information is disclosed, an order of rescission or rescissory damages if the Merger is consummated and an award of attorneys’ and experts’ fees.

The Company believes that the claims asserted in the Stockholder Letters and the Merger Complaints are entirely without merit and that no further disclosure is required by applicable rule, statute, regulation or law beyond that already contained in the Proxy Statement. However, to avoid the risk that the Stockholder Letters and Merger Complaints or other potential complaints may delay or otherwise adversely affect the consummation of the Merger, the Company has determined that it will voluntarily make certain supplemental disclosures to the Proxy Statement related to the proposed Merger set forth below (the “Supplemental Disclosures”). Nothing in this Current Report on Form 8-K shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the Supplemental Disclosures set forth herein. To the contrary, the Company specifically denies that any additional disclosure was or is required. These Supplemental Disclosures will not affect the Merger consideration to be paid to Avast’s shareholders in connection with the Merger or the timing of the Special Meeting. The Company’s board of directors continues to unanimously recommend that stockholders vote “FOR” the Share Issuance Proposal.

The following supplemental information should be read in conjunction with the Proxy Statement, which should be read in its entirety. All page references are to pages in the Proxy Statement, and terms used below, unless otherwise defined, have the meanings set forth in the Proxy Statement. For clarity, new text within restated paragraphs from the Proxy Statement is highlighted with underlined text and deleted text within restated paragraphs from the Proxy Statement is highlighted with strikethrough text.

The following disclosure replaces the third paragraph under the heading “Background of the Merger” on page 37 of the Proxy Statement.

On May 19, 2021, Mr. Pilette and Mr. Vlcek, held a telephonic discussion during which Mr. Pilette expressed his views on the industries in which Avast and NortonLifeLock operate, the complementary nature of Avast and NortonLifeLock and the potential opportunity to bring the two companies together. Mr. Pilette and Mr. Vlcek held follow on discussions on the same topics on May 24, 2021 and May 26, 2021 but no formal proposal was made. In such discussions between Mr. Pilette and Mr. Vlcek, representation from Avast on the board of directors of the combined company was discussed as matter that would need to be addressed in due course, however, no formal proposal was made by either party.

The following disclosure replaces the second paragraph under the heading “Background of the Merger” on page 40 of the Proxy Statement.

On June 20, 2021, W&C, Avast’s legal advisor, delivered a draft mutual nondisclosure agreement to Macfarlanes. In the days following this delivery, representatives of each company, as well as Macfarlanes, K&E and W&C, negotiated the terms of this agreement together with the terms of a clean team and joint defence agreement (the initial draft of which was provided by K&E). The mutual non-disclosure agreement was executed on June 23, 2021, which contained standstill obligations to which NortonLifeLock was subject that automatically terminated, among other events, upon the publication by NortonLifeLock of the Rule 2.7 Announcement, including the Avast board’s recommendation of the Merger. The clean team and joint defence agreement was executed on June 24, 2021. Following execution of these agreements, NortonLifeLock and Avast commenced sharing certain due diligence information. On June 30, 2021, NortonLifeLock and its advisors were granted access to an online datasite established by Avast. NortonLifeLock and its advisors conducted a customary due diligence review of Avast which included, among other items, commercial, financial, accounting (including a review of Avast’s second quarter results), legal and tax diligence. This due diligence review continued until, and completion of this review was a partial driver of the timing of, the announcement of the transaction on August 10, 2021. Avast conducted reciprocal due diligence on NortonLifeLock during this period.

The following disclosure replaces the first two paragraphs under the heading “Selected Publicly Traded Companies Analyses” on page 50 of the Proxy Statement.

In performing a selected publicly traded companies analysis of Avast and NortonLifeLock, Evercore reviewed publicly available financial and market information for a selection of public companies appearing in the list below (the “Selected Public Companies”). Although none of the Selected Public Companies is directly comparable to NortonLifeLock or Avast (with the exception of NortonLifeLock in the case of NortonLifeLock and Avast in the case of Avast), Evercore selected the Selected Public Companies that, based on its professional judgment and experience, Evercore deemed most relevant to consider in relation to NortonLifeLock and Avast, because they are public companies and each Selected Public Company has operations that, for purposes of this analysis, Evercore considered similar to the operations of one or more of the business lines of NortonLifeLock and/or Avast.

~~•~~	~~Avast PLC~~
~~•~~	~~NortonLifeLock Inc.~~
~~•~~	~~McAfee Corp. (“McAfee”)~~
~~•~~	~~Check Point Software Technologies Ltd~~
~~•~~	~~Trend Micro Inc.~~

For each of the Selected Public Companies, Evercore calculated (i) enterprise value as a multiple of estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”) for calendar years 2021 and 2022 and (ii) Price as a multiple of estimated earnings for each of the Selected Public Companies for calendar years 2021 and 2022 (P/E). For purposes of this analysis, for each Selected Public Company Evercore used the closing price (“Price”) of each Selected Public Company as of August 6, 2021, with the exception of McAfee Corp. (“McAfee”), NortonLifeLock and Avast, each of which were included as of the last unaffected date prior to the first public reports of a potential Merger involving NortonLifeLock and Avast which was, in the case of McAfee and NortonLifeLock, July 13, 2021 and, in the case of Avast, July 14, 2021. Financial data regarding each company’s outstanding equity securities, total debt, preferred equity, non-controlling interest and cash and cash equivalents were derived from the most recent filings made by such company with the SEC, and/or publicly available research analysts’ estimates (other than NortonLifeLock and Avast, which were based on the Consensus Financial Projections (as defined below) and, in the case of the number of fully diluted Avast Shares and NortonLifeLock shares of common stock, as provided by NortonLifeLock’s management) and such financial data was further subject to (i) in the case of NortonLifeLock, the inclusion of capitalized research and development and software development costs by Evercore for purposes of calculating NortonLifeLock’s EBITDA for purposes of this analysis and (ii) in the case of McAfee, certain adjustments to the calculation of McAfee’s EBITDA in order to address the pro forma impact of the previously announced divestiture of McAfee’s enterprise business.

The Selected Public Companies and the results of these analyses indicated the following, in each case as of August 6, 2021 unless noted otherwise below:

Benchmarks
	Enterprise Value / estimated EBITDA(1)		Price / Adjusted EPS
Company	CY 2021E	CY 2022E	CY 2021E	CY 2022E
Avast plc(2)(3)	15.0x	14.1x	19.3x	17.9x
NortonLifeLock Inc.(2)	12.9x	12.3x	16.5x	15.1x
McAfee Corp.(2)(4)(5)	17.3x	14.6x	25.8x	20.5x
Check Point Software Technologies Ltd	12.5x	11.9x	15.3x(6)	15.0x(6)
Trend Micro Inc.(4)	9.3x	9.0x	18.1x(6)	17.7x(6)
Mean(7)	13.0x	12.0x	18.9x	17.1x
Median(7)	12.7x	12.1x	17.3x	16.4x

(1)	EBITDA multiples deduct capitalized research and development and software development costs. Net debt for companies reporting under US GAAP includes finance leases; net debt for companies reporting under IFRS includes all leases.

(2)	As of the last unaffected date prior to the first public reports of a potential Merger involving NortonLifeLock and Avast which was, in the case of McAfee and NortonLifeLock, July 13, 2021 and, in the case of Avast, July 14, 2021.

(3)	Assumed a currency exchange rate of GBP converted to USD at 1.3866x based on the exchange rates in effect as of August 6, 2021.

(4)	Capitalized research and development and software development not disclosed.

(5)	Calculations are pro-forma for divestiture of Enterprise business and subsequent announced corporate actions.

(6)	Price / Adjusted EPS calculation adjusted for excess cash.

(7)	Excludes Avast plc from calculation.

The following disclosure replaces the second paragraph under the heading “Discounted Cash Flow Analysis” on page 51 of the Proxy Statement.

The cash flows and the terminal value were then discounted to present value using a discount rate of 8.0% to 9.0%, based on an estimate of Avast’s weighted average cost of capital which was determined by Evercore based on its professional judgment and experience, to derive a range of implied enterprise values for Avast. Based on the derived ranges of implied enterprise values, Evercore then calculated a range of implied equity values by reducing the range of implied enterprise values by the amount of Avast’s net debt of approximately $527 million (calculated as total debt and certain other debt-like items less cash) as of June 30, 2021, and the number of fully diluted shares of Avast~~,~~ which was equal to approximately 1.1 billion, in each case as provided to Evercore by NortonLifeLock’s management. Based on the above described analysis, Evercore derived a range of implied equity values per Avast Share on a standalone basis of £4.21 to £5.79.

The following disclosure replaces the third paragraph under the heading “Discounted Cash Flow Analysis” on page 52 of the Proxy Statement.

The cash flows and the terminal value were then discounted to present value using a discount rate of 8.0% to 9.0%, based on an estimate of NortonLifeLock’s weighted average cost of capital which was determined by Evercore based on its professional judgment and experience, to derive a range of implied enterprise values for NortonLifeLock. Based on the range of implied enterprise values, a range of implied equity values for NortonLifeLock was then calculated by reducing the range of implied enterprise values by the amount of NortonLifeLock’s projected net debt of approximately $2,446 million (calculated as debt less cash and equity investments) as of July 2, 2021, and the number of fully diluted shares of NortonLifeLock~~,~~ which was equal to approximately 590.9 million shares, in each case as provided to Evercore by NortonLifeLock’s management. Based on the above described analysis, Evercore derived a range of implied equity values per share of NortonLifeLock common stock on a standalone basis of $25.80 to $35.63.

The following disclosure replaces the information under the heading “Equity Research Analyst Price Targets” on pages 52 and 53 of the Proxy Statement.

Avast

Evercore reviewed eighteen selected public market trading price targets for the shares of Avast prepared and published by equity research analysts that were publicly available as of July 14, 2021, which was the last unaffected date prior to the announcement of a potential Merger including NortonLifeLock and Avast. These price targets reflect analysts' estimates of the future public market trading price of the shares of Avast at the time the price target was published. As of July 14, 2021, the range of selected equity research analyst price targets per share of Avast was £3.55 to £6.80, with a median price target of £5.98. Public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the shares of Avast and these target prices and the analysts' earnings estimates on which they were based are subject to risk and uncertainties, including factors affecting the financial performance of Avast and future general industry and market conditions.

NortonLifeLock

Evercore reviewed eleven selected public market trading price targets for the shares of NortonLifeLock common stock prepared and published by equity research analysts that were publicly available as of July 13, 2021, which was the last unaffected date prior to the first public reports of a potential Merger including NortonLifeLock and Avast. These price targets reflect analysts' estimates of the future public market trading price of the shares of NortonLifeLock common stock at the time the price target was published. As of July 13, 2021, the range of selected equity research analyst price targets per share of NortonLifeLock common stock was $21.00 to $32.00, with a median price target of $28.00. Public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the shares of NortonLifeLock common stock and these target prices and the analysts' earnings estimates on which they were based are subject to risk and uncertainties, including factors affecting the financial performance of NortonLifeLock and future general industry and market conditions.

The following disclosure replaces the first paragraph under the heading “Premiums Paid Analysis” on page 53 of the Proxy Statement.

Using publicly available information, Evercore reviewed and analyzed all 315 acquisitions of targets listed on the main market for listed securities or the AIM Market of the London Stock Exchange, and governed by the UK Takeover Code (but excluding all-share transactions, transactions where the offeror was already a majority shareholder in the offeree and transactions of equity value less than £100 million) announced since January 1, 2007. Based on its professional judgment and premia in the precedent transactions assessed, Evercore applied a reference range of 30.0% to 50.0% to the Avast unaffected share price as of July 14, 2021 of £5.04. This analysis indicated a range of implied equity values per share of Avast Share of £6.55 to £7.56.

The following disclosure replaces the information under the heading “NortonLifeLock Consensus Financial Projections” on pages 56 and 57 of the Proxy Statement.

The following financial projections with respect to NortonLifeLock represent (unless otherwise stated below) the average of twelve research analysts’ available estimates (consensus forecast) for the fiscal year ending April 1, 2022 to the fiscal year ending March 29, 2024, and as extrapolated for the fiscal year ending March 28, 2025 to the fiscal year ending April 2, 2027, in each case for the operating measures identified below. NortonLifeLock’s management directed Evercore to use such Consensus Financial Projections in connection with the financial analysis Evercore performed and Evercore’s opinion and such Consensus Financial Projections were approved by NortonLifeLock’s management for use by Evercore in connection with the financial analysis Evercore prepared and Evercore’s opinion summarized in the section entitled “Opinion of Evercore — Financial Advisor to NortonLifeLock”.

	Consensus Forecast			Extrapolations
	2022	2023	2024	2025	2026	2027
Fiscal Year ending ~March 31(1)
Revenue	$2,796	$2,974	$3,159	$3,332	$3,490	$3,629
Adjusted EBITDA(2)	$1,474	$1,542	$1,622	$1,699	$1,780	$1,851
Adjusted Operating Income(3)	$1,397	$1,500	$1,579	$1,670	$1,749	$1,819
Adjusted Net Income(4)	$987	$1,090	$1,218	$1,227	$1,286	$1,337
Adjusted Unlevered Free Cash Flow(5)	$1,133	$1,125	$1,152	$1,205	$1,263	$1,316

(1)	All dollar amounts in millions. NortonLifeLock’s fiscal year ends are: April 1, 2022, March 31, 2023, March 29, 2024, March 28, 2025, April 3, 2026 and April 2, 2027
(2)	Adjusted EBITDA is calculated as net income before interest, income taxes, depreciation and amortization, adjusted to exclude stock-based compensation expense, loss (gain) on discontinued operations, loss (gain) on extinguishment of debt, fair value adjustment for contract liabilities, restructuring charges, acquisition-related costs, litigation settlement charges, loss (gain) on sale of properties, other non-operating expense (income) and other charges
(3)	Adjusted Operating Income is calculated as operating income (gross profits less operating expenses) adjusted to exclude stock-based compensation expense, fair value adjustment for contract liabilities, amortization of intangible assets, restructuring charges, acquisition-related costs and litigation settlement charges
(4)	Adjusted Net Income is calculated as net income adjusted to exclude stock-based compensation expense, fair value adjustment for contract liabilities, amortization of intangible assets, restructuring charges, acquisition-related costs, litigation settlement charges, non-cash interest expense, loss (gain) or divestitures and sale of equity method investments, loss (gain) on extinguishment of debt, loss (gain) on sale of properties, adjustment to provision for income taxes and income from discontinued operations (net)
(5)	Adjusted Unlevered Free Cash Flow is calculated as Adjusted EBITDA, less (using, for the fiscal years 2022 to 2024, the metrics derived from one or more available consensus research analysts estimates for each of the following component items and extrapolations thereof for fiscal years 2025 to 2027) stock-based compensation expense, taxes (incorporating the effect of the tax shield from D&A expenses) and capital expenditures, and adjusted for changes in net working capital

Adjusted EBITDA, Adjusted Operating Income, Adjusted Net Income and Adjusted Unlevered Free Cash Flow as presented above in NortonLifeLock Consensus Financial Projections are non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used in the NortonLifeLock Consensus Financial Projections may not be comparable to similarly titled amounts used by other companies or persons.

The following disclosure replaces the information under the heading “Avast Consensus Financial Projections” on pages 57 and 58 of the Proxy Statement.

The following financial projections with respect to Avast represent (unless otherwise stated below) the average of twelve research analysts’ available estimates (consensus forecast) for the fiscal year ending December 31, 2021 to the fiscal year ending December 31, 2023, and as extrapolated for the fiscal year ending December 31, 2024 to the fiscal year ending December 31, 2026, in each case for the operating measures identified below. NortonLifeLock’s management directed Evercore to use such Consensus Financial Projections in connection with the financial analysis Evercore performed and Evercore’s opinion and such amounts were approved by NortonLifeLock’s management for use by Evercore in connection with the financial analysis Evercore prepared and Evercore’s opinion summarized in the section entitled “Opinion of Evercore — Financial Advisor to NortonLifeLock”.

	Consensus Forecast			Extrapolations
	2021	2022	2023	2024	2025	2026
Fiscal Year ending December 31(1)(2)
Revenue	$944	$1,008	$1,082	$1,150	$1,211	$1,262
Adjusted EBITDA(3)	$528	$565	$612	$646	$680	$709
Adjusted Operating Income(4)	$499	$536	$576	$611	$643	$670
Adjusted Net Income(5)	$383	$414	$450	$472	$497	$518
Adjusted Unlevered Free Cash Flow(6)	$365	$392	$433	$456	$481	$503

(1)	All dollar amounts in millions
(2)	Avast reports on an IFRS basis
(3)	Adjusted EBITDA is calculated as operating profit/loss before depreciation, amortization of non- acquisition intangible assets, share-based payments including related employer’s costs, exceptional items and amortization of acquisition intangible assets
(4)	Adjusted Operating Income is calculated as Adjusted EBITDA, less depreciation and amortization of non- acquisition intangible assets
(5)	Adjusted Net Income is calculated as statutory net income (profit after tax) plus share-based payments, exceptional items, amortization of acquisition intangible assets, unrealized foreign exchange gain/loss on the EUR tranche of the bank loan, the tax impact from the unrealized exchange differences on intercompany loans, and the tax impact of the foregoing adjusting items and IP transfer, less gain on disposal of business operation
(6)	Adjusted Unlevered Free Cash Flow is calculated as Adjusted EBITDA, less (using, for the fiscal years 2021 to 2023, the metrics derived from one or more available consensus research analysts estimates for each of the following component items and extrapolations thereof for fiscal years 2024 to 2026) stock-based compensation expense, taxes (incorporating the effect of the tax shield from D&A expenses) and capital expenditures, and adjusted for changes in net working capital

Adjusted EBITDA, Adjusted Operating Income, Adjusted Net Income and Adjusted Unlevered Free Cash Flow as presented above in Avast Consensus Financial Projections are non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used in the Avast Consensus Financial Projections may not be comparable to similarly titled amounts used by other companies or persons.

Forward-Looking Statements

This Current Report on Form 8-K (including information incorporated herein by reference) contains certain forward-looking statements. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “aim”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. Forward-looking statements include statements relating to the following: (i) the proposed Merger; (ii) future capital expenditures, expenses, revenues, economic performance, financial conditions, dividend policy, losses and future prospects of the combined company, (iii) business and management strategies and the expansion and growth of the operations of the combined company, and (iv) the effects of government regulation on the business of the combined company There are many factors which could cause actual results to differ materially from those expressed or implied in forward-looking statements. Such factors include the possibility that the Merger will not be completed on a timely basis or at all, whether due to the failure to satisfy the conditions of the Merger (including approvals or clearances from regulatory and other agencies and bodies) or otherwise, general business and economic conditions globally, industry trends, competition, changes in government and other regulation, changes in political and economic stability, disruptions in business operations due to reorganization activities, interest rate and currency fluctuations, the inability of the enlarged group to realize successfully any anticipated synergy benefits when (and if) the Merger is implemented, the inability of the enlarged group to integrate successfully the Company’s and Avast’s operations when (and if) the Merger is implemented and the enlarged group incurring and/or experiencing unanticipated costs and/or delays or difficulties relating to the Merger when (and if) it is implemented. Additional information concerning these and other risk factors is contained in the Risk Factors sections of the Company’s most recent reports on Form 10-K and Form 10-Q, the contents of which are not incorporated by reference into, nor do they form part of, this Current Report on Form 8-K.

These forward-looking statements are based on numerous assumptions regarding the present and future business strategies of such persons and the environment in which each will operate in the future. By their nature, these forward-looking statements involve known and unknown risks, as well as uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this Current Report on Form 8-K may cause the actual results, performance or achievements of any such person, or industry results and developments, to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. No assurance can be given that such expectations will prove to have been correct and persons reading this Current Report on Form 8-K are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this Current Report on Form 8-K. All subsequent oral or written forward-looking statements attributable to the Company, Avast or any persons acting on their behalf are expressly qualified in their entirety by the cautionary statement above. The Company does not assume any obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law, regulation or stock exchange rules.

No Offer or Solicitation

The information contained in this Current Report on Form 8-K is for information purposes only and not intended to and does not constitute, or form any part of, an offer to sell or the solicitation of an offer to subscribe for an invitation to subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Merger or otherwise, nor shall there be any sale, issuance, subscription or transfer of securities in any jurisdiction in contravention of applicable law or regulation. In particular, this Current Report on Form 8-K is not an offer of securities for sale in the United States. No offer of securities shall be made in the United States absent registration under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements. Any securities issued as part of the Merger are anticipated to be issued in reliance upon available exemptions from such registration requirements pursuant to Section 3(a)(10) of the Securities Act. The Merger will be made solely by means of the scheme document to be published by Avast in due course, or (if applicable) pursuant to an offer document to be published by the Company, which (as applicable) would contain the full terms and conditions of the Merger. Any decision in respect of, or other response to, the Merger, should be made only on the basis of the information contained in such document(s). As explained below, if the Company ultimately seeks to implement the Merger by way of a takeover offer, that offer will be made in compliance with applicable US laws and regulations.

Important additional information regarding the Merger

In connection with the Merger, the Company filed the Proxy Statement with the SEC. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT, INCLUDING THE SCHEME DOCUMENT AND/OR OFFER DOCUMENT, AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. The Company’s shareholders and investors will be able to obtain, without charge, a copy of the Proxy Statement, including the scheme document and/or offer document, and other relevant documents filed with the SEC (when available) from the SEC’s website at http://www.sec.gov. Company shareholders and investors will also be able to obtain, without charge, a copy of the Proxy Statement, including the scheme document and/or offer document, and other relevant documents (when available) by directing a written request to the Company, 60 E. Rio Salado Parkway Suite 1000, Tempe, AZ (Attention: Investor Relations), or from the Company’s website at https://investor.nortonlifelock.com.

Participants in the solicitation

The Company and certain of its directors and executive officers and employees may be considered participants in the solicitation of proxies from the shareholders of the Company in respect of the Merger contemplated by the scheme document and/or offer document (as referred to above). Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders of the Company in connection with the proposed Merger, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the scheme document or offer document (as applicable) when it is filed with the SEC. Information regarding the Company’s directors and executive officers is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended April 2, 2021 filed with the SEC.

Use of Non-GAAP Financial Information

We use the non-GAAP measures of operating margin and earnings per share, which are adjusted from results based on U.S. GAAP and exclude certain expenses, gains and losses. We also provide the non-GAAP metric of free cash flow, which is defined as cash flows from operating activities less purchases of property and equipment. These non-GAAP financial measures are provided to enhance the user’s understanding of our past financial performance and our prospects for the future. Our management team uses these non-GAAP financial measures in assessing the Company’s performance, as well as in planning and forecasting future periods. These non-GAAP financial measures are not computed according to U.S. GAAP and the methods we use to compute them may differ from the methods used by other companies. Non-GAAP financial measures are supplemental, should not be considered a substitute for financial information presented in accordance with U.S. GAAP and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP.

Readers are encouraged to review the reconciliation of our non-GAAP financial measure earnings per share to the comparable U.S. GAAP results, which is attached to our quarterly earnings release and which can be found, along with other financial information, on the investor relations page of our website at https://investor.nortonlifelock.com. We are unable to provide a reconciliation of forward-looking Non-GAAP financial measures to the most comparable U.S. GAAP financial measures because certain information is dependent on future events, some of which are outside the control of the Company. Moreover, estimating such U.S. GAAP financial measures with the required precision necessary to provide a meaningful reconciliation is extremely difficult and could not be accomplished without unreasonable effort.

Important notices relating to financial advisors

Evercore Partners International LLP (“Evercore”), which is authorized and regulated by the FCA in the United Kingdom, is acting exclusively as financial adviser to the Company and Bidco and no one else in connection with the Merger and will not be responsible to anyone other than the Company or Bidco for providing the protections afforded to clients of Evercore nor for providing advice in connection with the matters referred to herein. Neither Evercore nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Evercore in connection with any matter referred to herein or otherwise. Apart from the responsibilities and liabilities, if any, which may be imposed on Evercore by FSMA, or the regulatory regime established thereunder, or under the regulatory regime of any jurisdiction where exclusion of liability under the relevant regulatory regime would be illegal, void or unenforceable, neither Evercore nor any of its affiliates accepts any responsibility or liability whatsoever for the contents of this Current Report on Form 8-K, and no representation, express or implied, is made by it, or purported to be made on its behalf, in relation to any matter referred to herein, including its accuracy, completeness or verification, or any other statement made or purported to be made by it, or on its behalf, in connection with the Company, Bidco or the matters described in this Current Report on Form 8-K. To the fullest extent permitted by applicable law, Evercore and its affiliates accordingly disclaim all and any responsibility or liability whether arising in tort, contract or otherwise (save as referred to above) which it or they might otherwise have in respect of this Current Report on Form 8-K or any statement contained herein.

UBS AG London Branch (“UBS”) is authorized and regulated by the Financial Market Supervisory Authority in Switzerland. It is authorized by the PRA and subject to regulation by the FCA and limited regulation by the PRA in the United Kingdom. UBS provided financial and corporate broking advice to Avast and no one else in connection with the process or contents of this Current Report on Form 8-K. In connection with such matters, UBS will not regard any other person as its client, nor will it be responsible to any other person for providing the protections afforded to its clients or for providing advice in relation to the process, contents of this Current Report on Form 8-K or any other matter referred to herein.

J.P. Morgan Securities plc, which conducts its UK investment banking business as J.P. Morgan Cazenove, (“J.P. Morgan Cazenove”) and which is authorized in the United Kingdom by the PRA and regulated in the United Kingdom by the PRA and the FCA, is acting exclusively as financial adviser to Avast and no one else in connection with the Merger and will not regard any other person as its client in relation to the Merger and shall not be responsible to anyone other than Avast for providing the protections afforded to clients of J.P. Morgan Cazenove or its affiliates, nor for providing advice in connection with the Merger or any matter or arrangement referred to herein.

No profit forecasts or estimates

No statement in this Current Report on Form 8-K is intended as, or is to be construed as, a profit forecast or estimate for any period and no statement in this Current Report on Form 8-K should be interpreted to mean that earnings or earnings per ordinary share, for the Company or Avast, respectively for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per ordinary share for the Company or Avast, respectively.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NortonLifeLock Inc.

Date: October 29, 2021	By:	/s/ Bryan Ko
Bryan Ko Chief Legal Officer and Corporate Secretary